Exhibit 99.1

NEWS RELEASE

Media contact:	Cris Oehler, Vice President of Corporate Communications, (218) 531-0099 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	February 8, 2016	Financial Media

Otter Tail Corporation Reports 2015 Diluted Earnings per Share from Continuing Operations of $1.56, Provides 2016 Earnings Guidance from Continuing Operations of $1.50 to $1.65 per Share

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the year ended December 31, 2015.

2015 Summary:

•	Consolidated operating revenues from continuing operations were $779.8 million compared with $799.3 million in 2014.

•	Consolidated net income from continuing operations increased to $58.6 million, or $1.56 per diluted share, from $56.9 million, or $1.55 per diluted share in 2014.

•	Net income from discontinued operations was $0.8 million, or $0.02 per diluted share in both 2015 and 2014.

•	Consolidated net income totaled $59.3 million, or $1.58 per diluted share, compared with $57.7 million and $1.57 per diluted share for 2014.

•	Otter Tail Power Company completed and put into service the Big Stone Plant air quality control system (AQCS) and CapX2020 transmission lines totaling more than $300 million in utility investment.

•	The corporation’s board of directors increased the quarterly common stock dividend to $0.3125 per share, an indicated annual dividend rate of $1.25 per share or $0.02 per share increase over the 2015 rate. The dividend is payable on March 10, 2016 to shareholders of record on February 12, 2016.

•	The corporation expects 2016 diluted earnings per share from continuing operations to be in a range of $1.50 to $1.65.

CEO Overview

“Solid execution in our Electric and Plastics segments and a reduction in corporate costs kept diluted earnings per share from continuing operations in line with our 2015 expectations,” said CEO Chuck MacFarlane. “We accomplished this despite difficult economic factors affecting our Manufacturing segment and negative weather impacts on the utility.

“Excellent project management and related regulatory recovery of Otter Tail Power Company’s investments in environmental upgrades and transmission lines provided returns that contributed to a 10.7% increase in net income from our Electric segment.

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“Big Stone Plant’s upgrade to meet Environmental Protection Agency regional haze and mercury standards reached commercial operation December 29, well ahead of its compliance deadlines. Because of lower-than-expected procurement, engineering, and commissioning costs, the project cost approximately $367 million—a 25% reduction from the original budget of approximately $490 million. Otter Tail Power Company has a 54% share of Big Stone Plant and managed this project.

“Otter Tail Power Company will continue to grow during the next five years with $858 million in anticipated capital expenditures from 2016 through 2020. This will result in a projected compounded annual growth rate of 8.0% in utility rate base, which is reflective of bonus depreciation.

“Net income from our plastics companies, Vinyltech and Northern Pipe Products, was on par with 2014 despite reduced demand and lower prices for PVC pipe. Both companies are efficient, low-cost operators and again demonstrated their ability to respond quickly to changing market conditions.

“Adverse market conditions impacted our manufacturing companies, however, resulting in a $5.1 million decrease in net income year over year. BTD, our custom metal fabricator, accounted for the majority of the decrease as softening markets continue to drive down demand for manufactured equipment in oil and gas extraction and agricultural businesses across the nation. We expect BTD’s expansion into the Southeast United States through the acquisition completed in third quarter 2015 and its Minnesota facilities expansion to improve earnings. New services include a state-of-the-art paint system and more complex assemblies. BTD's customers include some of the world's best known recreational, agricultural, and industrial brands.

“The December 18, 2015, five-year extension of bonus depreciation likely impacted Otter Tail Corporation more than other companies in the sector due to the unusually large amount of utility plant placed in service in 2015 as a result of the Big Stone Plant air quality control system and transmission projects being completed. This resulted in a consolidated net operating loss for tax purposes, which caused us to lose the Domestic Production Activities Deduction (Section 199). The tax law change also included a permanent reinstatement of the research and development tax credit. Together the changes in the tax law resulted in a $0.03 reduction in 2015 diluted earnings per share.

“Otter Tail Corporation completed the shift to a more streamlined business model in 2015, divesting our construction segment as planned. This marks the completion of a strategic transformation that began in 2011. Since then we have realigned our portfolio of companies to reduce risk and improve growth opportunities. We are now two focused platforms—electric and manufacturing. Though business conditions in 2016 remain challenging and will impact performance in our manufacturing platform, we remain confident in our ability to meet our long-term growth plans to grow earnings per share in a range of a 4% to 7% compounded annual growth rate.”

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Cash Flow from Operations and Liquidity

The corporation’s consolidated net cash provided by continuing operations in 2015 was $132.3 million compared with $125.8 million in 2014. The major contributing factors to the $6.5 million net increase in cash provided by continuing operations between the periods were:

•	A $10.0 million decrease in discretionary contributions to the Company’s pension plan.

•	A $2.3 million increase in depreciation expense.

•	A $1.6 million increase in net income from continuing operations.

offset by:

•	$7.2 million in cash used to decrease accounts payable at Otter Tail Power Company in 2015, partly related to expenditures for power purchases and repair services incurred in connection with the boiler pump failure and fire at Coyote Station in December 2014.

The corporation’s consolidated net cash used in discontinued operations was $14.7 million in 2015 compared with $13.3 million in 2014.

The following table presents the status of the corporation’s lines of credit as of December 31, 2015:

(in thousands)	Line Limit	In Use on December 31, 2015	Restricted due to Outstanding Letters of Credit	Available on December 31, 2015	Available on December 31, 2014
Otter Tail Corporation Credit Agreement	$150,000	$59,666	$—	$90,334	$138,872
Otter Tail Power Company Credit Agreement	170,000	21,006	300	148,694	169,440
Total	$320,000	$80,672	$300	$239,028	$308,312

The corporation sold 133,197 shares of common stock for the year ended December 31, 2015 and received net cash proceeds of $3.8 million through its At-the-Market offering program. The corporation also received $10.0 million in net cash proceeds from the issuance of 382,882 shares of common stock during the year through its other stock plans. The corporation’s financing plans are subject to change depending on capital expenditures, internal cash generation and general market conditions.

On February 5, 2016 the corporation borrowed $50 million under a 2-year long-term note agreement and used the proceeds to pay down borrowings on its line of credit that were used to fund the expansion of BTD’s Minnesota facilities in 2015 and to fund the acquisition of BTD-Georgia in September 2015. The agreement provides for pricing based on the 30 day LIBOR plus 90 basis points and has provisions for borrowings up to an additional $50 million with lenders’ consent.

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2015 Segment Performance Summary

Electric

(in millions)	2015	2014	Increase/(Decrease)
Revenues	$407.1	$407.7	$(0.6)
Net Income	$48.4	$43.7	$4.7

The following table shows Degree Days for the electric utility business as a percent of normal:

	Year ended December 31,		Three Months ended December 31,
	2015	2014	2015	2014
Heating Degree Days	88.2%	112.2%	78.7%	101.3%
Cooling Degree Days	103.4%	81.5%	—	—

Retail electric revenues increased $3.5 million as a result of:

•	An $8.7 million increase in Environmental Cost Recovery (ECR) rider revenues related to earning a return in North Dakota and Minnesota on increasing amounts invested in the AQCS at Big Stone Plant, earning a return on the Hoot Lake Plant Mercury and Air Toxics Standards (MATS) project in North Dakota beginning in 2015, and the initiation of an ECR rider in South Dakota in December 2014 to recover costs and earn a return on amounts invested in the Big Stone Plant AQCS and Hoot Lake Plant MATS projects.

•	A $3.1 million increase in revenues recoverable under Conservation Improvement Programs (CIP) riders related to an increase in CIP incentives awarded for 2014 program results as well as increases in CIP accruals for increases in 2015 program incentives and recoverable expenditures.

•	A $3.1 million increase in revenue from higher sales to pipeline customers.

•	A $0.9 million increase in North Dakota Renewable Resource Adjustment rider revenues.

offset by:

•	A $4.8 million decrease in revenues related to a 2.2% decrease in retail kilowatt-hour (kwh) sales mainly resulting from milder weather in 2015, evidenced by heating-degree days that were 21.8% lower than in 2014 and 88.2% of normal. Weather impacted diluted earnings per share negatively by approximately $0.08 per share in 2015 compared with 2014 and approximately $0.05 per share compared with weather normalized sales for 2015.

•	A $4.0 million decrease in revenues from the recovery of fuel and purchased power costs due to the 2.2% decrease in retail kwh sales and a 3.0% decrease in the combined cost of fuel and purchased power per kwh purchased and generated.

•	A $3.0 million decrease in revenues due to lower sales to residential customers in North Dakota and Minnesota and lower sales to commercial customers in North Dakota.

•	A $0.4 million reduction in Big Stone II cost recovery rider revenues in North Dakota as the North Dakota share of costs were fully recovered by March 31, 2014.

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Wholesale electric revenues from company-owned generation decreased $8.7 million as a result of a 60.7% reduction in wholesale kwh sales combined with a 43.0% decrease in revenue per wholesale kwh sold. The decreases in wholesale kwh sales and prices were driven by decreased wholesale market demand resulting from milder weather in 2015. Also, Otter Tail Power Company had fewer resources available for selling into the wholesale market. Big Stone Plant was off line from March through July of 2015 for an extended maintenance outage. Coyote Station operated at reduced load in 2015 due to ongoing repairs related to a December 2014 boiler feed pump failure and fire. Hoot Lake Plant was curtailed in 2015 due to low market prices for electricity. Generation from company-owned wind turbines was down 6.0% from 2014 primarily due to lower average wind speeds in the first half of 2015. The decrease in wholesale prices for electricity was due, in part, to lower prices for natural gas used in the generation of electricity in 2015 compared with 2014.

Net revenue from energy trading activities decreased $0.8 million as a result of Otter Tail Power Company discontinuing its trading activities not directly associated with serving retail customers in December 2014 due to a lack of market activity and profitable trading opportunities.

Other electric revenues increased $5.4 million, primarily as a result of an increase in Midcontinent Independent System Operator, Inc. (MISO) transmission tariff revenues related to increased investment in regional transmission projects including returns on and recovery of CapX2020 and MISO designated Multi-Value Projects (MVP) investment costs and operating expenses.

Production fuel costs decreased $24.5 million as a result of a 39.3% decrease in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators primarily due to the factors discussed above. The cost of purchased power to serve retail customers increased $12.3 million due to a 55.7% increase in kwhs purchased, partially offset by a 23.8% decrease in the cost per kwh purchased. The increase in power purchases for retail sales was necessitated by the reduced availability of company-owned generating capacity discussed above. The decreased cost per kwh purchased was driven by lower market demand due to milder weather in 2015 in combination with lower prices for natural gas used in the generation of electricity.

Electric operating and maintenance expenses decreased $0.3 million reflecting:

•	A $3.0 million net reduction in generation plant operating and maintenance costs between the years as costs incurred in 2014 at Hoot Lake Plant and Coyote Station were more than the maintenance costs incurred in 2015 at Big Stone Plant. Although kwh generation decreased for all three plants in 2015, work done on the plants in 2014 was more operating and maintenance in nature while more capital projects were completed in 2015. Also, with the plants generating fewer kwhs in 2015, operating costs were lower in 2015.

•	A $1.4 million reduction in travel related expenses as a result of increased vehicle usage on capital projects and lower fuel prices.

•	A $0.7 million increase in capitalized administrative and general expenses due to more time being spent on capital projects.

•	A $0.4 million reduction in the North Dakota share of Big Stone II costs being amortized as the North Dakota share of costs were fully recovered by March 31, 2014.

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•	An expense of $0.3 million recorded in June 2014 related to Otter Tail Power Company not earning a return on the deferred recovery of the Minnesota share of Big Stone II abandoned transmission plant costs. No comparable expense was recorded in 2015.

offset by:

•	A $3.8 million increase in MISO transmission tariff charges related to increasing investments by other transmission owners in regional CapX2020 and MISO-designated MVP transmission projects.

•	A $0.9 million increase in Minnesota conservation improvement program expenditures and new program implementation costs.

•	A $0.9 million increase in property tax expense, primarily due to increased property valuations and transmission plant additions in Minnesota.

Depreciation expense in the Electric segment increased $0.7 million as a result of increased investment in transmission, distribution and general plant placed in service in 2014 and 2015.

Manufacturing

(in millions)	2015	2014	Increase/(Decrease)
Revenues	$215.0	$219.6	$(4.6)
Net Income	$4.2	$9.4	$(5.2)

At BTD, revenues decreased $6.6 million due to the following:

•	An $8.6 million decrease in sales mainly to manufacturers of oil and gas exploration and extraction equipment as a result of a reduction in drilling activity related to current low oil prices.

•	A $2.1 million decrease in sales to manufacturers of agricultural equipment related to continued softness in the agricultural industry.

•	A $3.2 million decrease in revenue from sales of scrap metal due to a reduction in scrap metal prices between years.

•	A $1.5 million reduction in tooling revenues.

•	Offset by $8.8 million in sales at BTD-Georgia, acquired on September 1, 2015.

Cost of products sold at BTD decreased $0.4 million as a result of an $8.7 million decrease in costs related to decreased sales, offset by $8.3 million in costs incurred at BTD-Georgia from September through December 2015. BTD’s operating expenses decreased $1.2 million in 2015, reflecting $2.8 million in lease exit costs incurred in 2014, partially offset by 2015 labor and benefit expense increases of $1.0 million and BTD-Georgia operating expenses of $0.6 million. BTD’s $1.6 million increase in depreciation and amortization expense includes $1.0 million of depreciation and amortization expense at BTD-Georgia in 2015 and a $0.6 million increase related to recent asset additions under BTD’s Minnesota facilities expansion plan. BTD’s net income decreased $4.9 million between the years, which includes a net loss at BTD-Georgia of $0.8 million in 2015.

At T.O. Plastics, revenues increased $2.0 million reflecting:

•	A $1.4 million increase in sales of horticultural containers.

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•	A $0.5 million increase in sales of custom products.

•	A $0.1 million increase in sales of various other products to industrial customers.

A $3.3 million increase in cost of products sold due to increases in material, labor and freight costs related to the increase in sales at T.O. Plastics was partially offset by $0.9 million decrease in administrative and general labor and benefit expenses and a $0.3 million decrease in depreciation expense. Net income at T.O. Plastics decreased $0.2 million between the years.

Plastics

(in millions)	2015	2014	Increase/(Decrease)
Revenues	$157.8	$172.1	$(14.3)
Net Income	$12.1	$12.1	$—

The $14.3 million decrease in Plastics segment revenues is the result of a 7.0% decrease in the price per pound of polyvinyl-chloride (PVC) pipe sold in combination with a 1.4% decrease in pounds of PVC pipe sold. The decrease in sales are due in part to delayed purchases related to falling resin prices and in part to reduced demand in the region of the United States between the Mississippi River and the Rocky Mountain states, especially in Texas where soft markets were exacerbated by severe spring flooding. A $16.0 million decrease in costs of products sold is mainly due to a 10.2% decrease in the cost per pound of PVC pipe sold as a result of lower resin prices. Plastics segment operating expenses increased $0.6 million mainly due to increased wage and benefit costs.

Corporate

Corporate costs net-of-tax decreased $2.1 million between the years due to the following

•	A $1.8 million net-of-tax reduction in airplane operating lease expense related to the early termination of an airplane lease in the second quarter of 2014, as divestitures had reduced the need for the airplane. The cost to terminate the lease early was approximately $1.5 million net-of-tax.

•	A $0.5 million net-of-tax reduction in insurance costs at our captive insurance company related to lower claims activity in 2015.

•	A $0.3 million net-of-tax decrease in labor expense due to a reduction in employees in 2015.

offset by:

•	A $0.5 million net-of-tax gain on the sale of an investment in tax-credit-qualified low income housing rental property in 2014 that was not duplicated in 2015.

Discontinued Operations

In 2015 the corporation sold the assets of AEV, Inc., its former energy and electric construction contractor headquartered in Moorhead, Minnesota, for net proceeds of $22.1 million in cash and also completed the sale of Foley Company, its former water, wastewater, power and industrial construction contractor headquartered in Kansas City, Missouri, for net proceeds of $17.3 million in cash.

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The following summary presentation of the results of discontinued operations for the years ended December 31, 2015 and 2014, includes operating results for Foley Company and AEV, Inc., and residual expenses from the corporation’s former wind tower and waterfront equipment manufacturers which were sold in 2012 and 2013, respectively:

	For the Years Ended December 31,
(in thousands)	2015	2014
Operating Revenues	$24,623	$149,860
Operating Expenses	31,635	140,002
Asset Impairment Charge	1,000	5,605
Other Income	69	539
Income Tax (Benefit) Expense	(1,539)	3,952
Net (Loss) Income from Operations	(6,404)	840
Gain on Disposition Before Taxes	11,690	—
Income Tax Expense on Disposition	4,530	—
Net Gain on Disposition	7,160	—
Net Income	$756	$840

Fourth Quarter 2015 Consolidated Results

(in millions, except per share amounts)	4th Quarter 2015	4th Quarter 2014	Increase/(Decrease)
Revenues – Continuing Operations	$188.8	$193.4	$(4.6)
Operating Income – Continuing Operations	$29.8	$24.9	$4.9
Net Income – Continuing Operations	$15.4	$14.0	$1.4
Diluted earnings per share – Continuing Operations	$0.41	$0.38	$0.03

Fourth quarter 2015 net income from continuing operations reflects a decrease in corporate net-of-tax expenses of $2.3 million, due to lower stock-based performance incentive expenses and reductions in claims and outside service costs, and an increase in Electric segment net income of $0.8 million, despite a $2.0 million ($0.03 diluted earnings per share) reduction in electric revenue related to milder weather in fourth quarter 2015 compared with the fourth quarter of 2014. The negative impact of mild weather on 2015 fourth quarter earnings compared with expected earnings under normal weather conditions was also approximately $0.03 per share - diluted. Plastics segment net income was unchanged from the fourth quarter of 2014 and Manufacturing segment net income was down $1.8 million compared to the fourth quarter of 2014 mainly as a result of reduced demand from oil and gas extraction and agricultural equipment manufacturers and low scrap metal prices and a $0.5 million net loss incurred at BTD-Georgia in the fourth quarter of 2015. Fourth quarter 2014 included lease exit costs of $1.7 million net-of-tax.

Total net income was $14.6 million compared with $10.5 million in the fourth quarter of 2014. Discontinued operations recorded a net loss of $0.9 million in the fourth quarter of 2015. Fourth quarter 2014 total net income included net losses from discontinued operations of $3.6 million, which included a $5.6 million goodwill impairment charge at Foley.

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2016 Business Outlook

The corporation anticipates 2016 diluted earnings per share to be in the range of $1.50 to $1.65. This guidance reflects the current mix of businesses owned by the corporation, considers the cyclical nature of some of the corporation’s businesses and reflects current economic challenges facing the corporation’s manufacturing platform, as well as plans and strategies for improving future operating results. The corporation expects capital expenditures for 2016 to be $175 million compared with actual cash used for capital expenditures of $160 million in 2015. Major projects in the corporation’s planned expenditures for 2016 include investments in two large transmission line projects for the Electric segment, which are expected to positively impact earnings and provide an immediate return on capital.

Segment components of the corporation’s 2016 earnings per share guidance range are as follows:

	2015 EPS by Segment	2016 EPS Guidance
		Low	High
Electric	$1.29	$1.29	$1.32
Manufacturing	$0.11	$0.11	$0.15
Plastics	$0.32	$0.26	$0.30
Corporate	($0.16)	($0.16)	($0.12)
Total – Continuing Operations	$1.56	$1.50	$1.65

Contributing to the corporation’s earnings guidance for 2016 are the following items:

o	The corporation expects 2016 Electric segment net income to be slightly higher than 2015 segment net income based on:

o	Normalized weather for 2016.

o	Constructive outcome of a rate case expected to be filed in Minnesota by the end of February 2016.

o	Rider recovery increases, including environmental riders in Minnesota, North Dakota and South Dakota related to the Big Stone AQCS environmental upgrades and transmission riders related to the Electric segment’s continuing investments in its share of the MVP transmission projects in South Dakota.

o	Expected increases in sales to pipeline and commercial customers.

o	A decrease in pension costs as a result of an increase in the discount rate from 4.35% to 4.76%.

offset by:

o	The effect of the 2015 adoption of bonus depreciation for income taxes reducing projected earnings from Electric segment operations by $0.06 per share in 2016.

o	Higher depreciation and property tax expense due to large capital projects being put into service.

o	Higher short-term interest costs as major construction projects continue to be funded.

o	Increased operating expenses associated with reagents and employee expenses.

o	Increased transmission expenses associated with termination of historic integrated transmission agreements.

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o	The corporation expects 2016 net income from its Manufacturing segment to increase over 2015 due to:

o	An increase at BTD due to increases in volume as a result of having BTD-Georgia in place for a full year. Full year sales for BTD-Georgia are expected to be $33 million.

o	Excluding the full year impact of BTD-Georgia, revenues are expected to grow approximately 7% based on availability of BTD’s new paint line and its expected impact on sales growth. The overall sales growth is tempered by current market conditions facing end markets served by BTD. BTD has significant exposure to the agriculture, oil and gas and recreational vehicle end markets, all of which are forecasted to be down in 2016 compared to 2015.

o	Improved margins on parts and tooling sales given improved productivity across all of BTD’s locations as a result of lower expediting costs, costs of quality and maintenance expenses. These increases are expected to be offset by higher facility costs associated with BTD’s expansion of its square footage.

o	Scrap revenues, based on current commodity prices for scrap steel, are expected to be down in 2016 compared to 2015 given the excess capacity in the steel industry and the impact of low prices from imported steel.

o	A decrease in earnings from T.O. Plastics mainly driven by an expected decrease in operating margins due to a shift in product mix relating to a customer bringing a high margin product into its own manufacturing facilities.

o	Backlog for the manufacturing companies of approximately $134 million for 2016 compared with $140 million one year ago.

o	The corporation expects 2016 net income from its Plastics segment to be down from 2015. Sales volumes in 2016 are expected to be flat compared with 2015 with lower expected operating margins due to tighter spreads between raw material costs and sales prices, along with higher labor and freight costs.

o	Corporate costs are expected to be lower in 2016 compared with 2015 based on lower labor costs and continued cost reduction efforts.

The following table shows the corporation’s 2015 capital expenditures and 2016 through 2020 anticipated capital expenditures and electric utility average rate base

(in millions)	2015	2016	2017	2018	2019	2020
Capital Expenditures:
Electric Segment:
Transmission		$107	$96	$51	$5	$7
Renewables and Natural Gas Generation		4	3	162	113	81
Other		46	41	40	51	51
Total Electric Segment	$136	$157	$140	$253	$169	$139
Manufacturing and Plastics Segments	24	18	38	19	20	19
Total Capital Expenditures	$160	$175	$178	$272	$189	$158
Total Electric Utility Average Rate Base		$1,032	$1,087	$1,241	$1,295	$1,354

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The updated capital expenditure plan for the 2016-2020 time period calls for $858 million based on the need for additional wind and solar in rate base and the final year of capital spending on the natural gas plant that is expected to replace Hoot Lake Plant when it is retired in 2021. Taking into account the increased capital expenditure plan along with the impact of the recently extended bonus deprecation, our updated compounded annual growth rate in rate base is expected to be 8.0%.

Execution on the currently anticipated electric utility capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2016 through 2020 timeframe.

CONFERENCE CALL AND WEBCAST

The corporation will host a live webcast on Tuesday, February 9, 2016, at 10:00 a.m. CT to discuss its financial and operating performance.

The presentation will be posted on the corporation’s website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast”. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the webcast. An archived copy of the webcast will be available on the corporation’s website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is: 877-312-8789.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2016 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

•	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

•	Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

•	The corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

•	Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

•	The corporation made a $10.0 million discretionary contribution to its defined benefit pension plan in January 2016. The corporation could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

•	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating income.

•	Declines in projected operating cash flows at any of the corporation’s reporting units may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as financing agreement covenants.

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•	The inability of the corporation’s subsidiaries to provide sufficient earnings and cash flows to allow the corporation to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

•	The corporation relies on its information systems to conduct its business and failure to protect these systems against security breaches or cyber-attacks could adversely affect its business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, the corporation’s business could be harmed.

•	Economic conditions could negatively impact the corporation’s businesses.

•	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

•	The corporation’s plans to grow and realign its business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

•	The corporation may, from time to time, sell assets to provide capital to fund investments in its electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of the corporation’s businesses could expose the corporation to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

•	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect the corporation’s results of operations and financial condition.

•	The corporation is subject to risks associated with energy markets.

•	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

•	The corporation may experience fluctuations in revenues and expenses related to its electric operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

•	Actions by the regulators of the corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•	Otter Tail Power Company’s operations are subject to an extensive legal and regulatory framework under federal and state laws as well as regulations imposed by other organizations that may have a negative impact on our business and results of operations.

•	Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

•	Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions, could affect Otter Tail Power Company’s operating costs and the costs of supplying electricity to its customers.

•	Competition from foreign and domestic manufacturers, the price and availability of raw materials and general economic conditions could affect the revenues and earnings of the corporation’s manufacturing businesses.

•	The corporation’s Plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

•	The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

•	Changes in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

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For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the quarters and years ended December 31, 2015 and 2014 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows. For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

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Otter Tail Corporation

Consolidated Statements of Income

In thousands, except share and per share amounts

(not audited)

	Quarter Ended December 31,		Year-to-Date December 31,
	2015	2014	2015	2014
Operating Revenues by Segment
Electric	$102,053	$106,334	$407,131	$407,743
Manufacturing	54,519	55,242	215,011	219,583
Plastics	32,227	31,864	157,758	172,050
Intersegment Eliminations	(12)	(33)	(96)	(114)
Total Operating Revenues	188,787	193,407	779,804	799,262
Operating Expenses
Fuel and Purchased Power	28,887	34,339	120,894	133,064
Nonelectric Cost of Products Sold (depreciation included below)	70,120	68,568	295,032	308,069
Electric Operating and Maintenance Expense	36,027	37,265	154,280	154,543
Nonelectric Operating and Maintenance Expense	7,964	13,601	40,021	45,981
Depreciation and Amortization	16,026	14,778	60,363	58,074
Total Operating Expenses	159,024	168,551	670,590	699,731
Operating Income (Loss) by Segment
Electric	25,744	23,376	87,171	76,060
Manufacturing	196	2,019	10,086	16,692
Plastics	4,448	3,503	21,272	20,313
Corporate	(625)	(4,042)	(9,315)	(13,534)
Total Operating Income	29,763	24,856	109,214	99,531
Interest Charges	7,985	7,739	31,160	29,648
Other Income	704	684	2,177	3,557
Income Tax Expense – Continuing Operations	7,040	3,755	21,642	16,557
Net Income (Loss) by Segment – Continuing Operations
Electric	14,019	13,177	48,370	43,684
Manufacturing	(563)	1,266	4,247	9,361
Plastics	2,189	2,100	12,108	12,085
Corporate	(203)	(2,497)	(6,136)	(8,247)
Net Income from Continuing Operations	15,442	14,046	58,589	56,883
Discontinued Operations
(Loss) Income - net of Income Tax Expense (Benefit) of $1,334, $1,338, ($1,539) and $3,952 for the respective periods	(1,088)	2,034	(5,404)	6,445
Impairment Loss - net of Income Tax Benefit of $0	—	(5,605)	(1,000)	(5,605)
Gain on Disposition - net of Income Tax Expense of $37, $0, $4,530 and $0 for the respective periods	228	—	7,160	—
Net (Loss) Income from Discontinued Operations	(860)	(3,571)	756	840
Net Income	$14,582	$10,475	$59,345	$57,723
Average Number of Common Shares Outstanding:
Basic	37,728,094	36,811,088	37,494,986	36,514,397
Diluted	37,868,416	37,049,336	37,668,026	36,752,559

Basic Earnings (Loss) Per Common Share:
Continuing Operations	$0.41	$0.38	$1.56	$1.56
Discontinued Operations	(0.02)	(0.10)	0.02	0.02
	$0.39	$0.28	$1.58	$1.58
Diluted Earnings (Loss) Per Common Share:
Continuing Operations	$0.41	$0.38	$1.56	$1.55
Discontinued Operations	(0.02)	(0.10)	0.02	0.02
	$0.39	$0.28	$1.58	$1.57

14

Otter Tail Corporation

Consolidated Balance Sheets

Assets

in thousands

(not audited)

	December 31,	December 31,
	2015	2014

Current Assets
Cash and Cash Equivalents	$—	$—
Accounts Receivable:
Trade—Net	62,974	60,172
Other	9,073	13,179
Inventories	85,416	85,203
Unbilled Revenues	17,869	17,996
Income Taxes Receivable	4,000	—
Regulatory Assets	18,904	25,273
Other	8,453	7,187
Assets of Discontinued Operations	—	47,559
Total Current Assets	206,689	256,569

Investments	8,284	8,582
Other Assets	31,108	30,111
Goodwill	39,732	31,488
Other Intangibles—Net	15,673	11,251

Deferred Debits
Unamortized Debt Expense	3,897	4,300
Regulatory Assets	127,707	129,868
Total Deferred Debits	131,604	134,168

Plant
Electric Plant in Service	1,820,763	1,545,112
Nonelectric Operations	201,343	175,159
Construction Work in Progress	79,612	248,677
Total Gross Plant	2,101,718	1,968,948
Less Accumulated Depreciation and Amortization	713,904	700,418
Net Plant	1,387,814	1,268,530
Total	$1,820,904	$1,740,699

15

Otter Tail Corporation

Consolidated Balance Sheets

Liabilities and Equity

in thousands

(not audited)

	December 31,	December 31,
	2015	2014

Current Liabilities
Short-Term Debt	$80,672	$10,854
Current Maturities of Long-Term Debt	52,544	201
Accounts Payable	89,499	107,013
Accrued Salaries and Wages	16,182	19,256
Accrued Taxes	14,827	13,793
Derivative Liabilities	199	14,230
Other Accrued Liabilities	15,217	8,793
Liabilities of Discontinued Operations	2,098	26,461
Total Current Liabilities	271,238	200,601

Pensions Benefit Liability	104,912	102,711
Other Postretirement Benefits Liability	48,730	53,638
Other Noncurrent Liabilities	23,854	26,794

Deferred Credits
Deferred Income Taxes	207,669	181,328
Deferred Tax Credits	24,506	26,384
Regulatory Liabilities	77,432	77,013
Other	11,595	975
Total Deferred Credits	321,202	285,700

Capitalization
Long-Term Debt, Net of Current Maturities	445,945	498,489

Cumulative Preferred Shares	—	—

Cumulative Preference Shares	—	—

Common Equity
Common Shares, Par Value $5 Per Share	189,286	186,090
Premium on Common Shares	293,610	278,436
Retained Earnings	126,025	112,903
Accumulated Other Comprehensive Loss	(3,898)	(4,663)
Total Common Equity	605,023	572,766
Total Capitalization	1,050,968	1,071,255
Total	$1,820,904	$1,740,699

16

Otter Tail Corporation

Consolidated Statements of Cash Flows

(not audited)

	For the Year Ended December 31,
In thousands	2015	2014
Cash Flows from Operating Activities
Net Income	$59,345	$57,723
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Gain from Sale of Discontinued Operations	(7,160)	—
Net Loss (Gain) from Discontinued Operations	6,404	(840)
Depreciation and Amortization	60,363	58,074
Deferred Tax Credits	(1,878)	(1,904)
Deferred Income Taxes	24,870	28,204
Change in Deferred Debits and Other Assets	11,407	(50,361)
Discretionary Contribution to Pension Plan	(10,000)	(20,000)
Change in Noncurrent Liabilities and Deferred Credits	20,524	58,442
Allowance for Equity (Other) Funds Used During Construction	(1,303)	(1,543)
Change in Derivatives Net of Regulatory Deferral	(14,736)	519
Stock Compensation Expense – Equity Awards	1,716	1,783
Other—Net	(80)	601
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(1,746)	(4,647)
Change in Inventories	1,960	(12,577)
Change in Other Current Assets	(210)	(579)
Change in Payables and Other Current Liabilities	(13,275)	10,296
Change in Interest Payable and Income Taxes Receivable/Payable	(3,943)	2,578
Net Cash Provided by Continuing Operations	132,258	125,769
Net Cash Used in Discontinued Operations	(14,718)	(13,295)
Net Cash Provided by Operating Activities	117,540	112,474
Cash Flows from Investing Activities
Capital Expenditures	(160,084)	(163,582)
Proceeds from Disposal of Noncurrent Assets	3,590	2,467
Acquisition	(30,806)	—
Cash Used for Investments and Other Assets	(6,302)	(2,785)
Net Cash Used in Investing Activities - Continuing Operations	(193,602)	(163,900)
Net Proceeds from Sale of Discontinued Operations	39,401	—
Net Cash Used in Investing Activities - Discontinued Operations	(1,769)	(596)
Net Cash Used in Investing Activities	(155,970)	(164,496)
Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	2,857	1,236
Net Short-Term Borrowings (Repayments)	69,818	(40,341)
Proceeds from Issuance of Common Stock	14,233	26,259
Common Stock Issuance Expenses	(451)	(673)
Payments for Retirement of Capital Stock	(1,596)	(590)
Proceeds from Issuance of Long-Term Debt	—	150,000
Short-Term and Long-Term Debt Issuance Expenses	(312)	(856)
Payments for Retirement of Long-Term Debt	(212)	(41,088)
Dividends Paid and Other Distributions	(46,223)	(44,261)
Net Cash Provided by Financing Activities - Continuing Operations	38,114	49,686
Net Cash Provided by Financing Activities - Discontinued Operations	316	1,178
Net Cash Provided by Financing Activities	38,430	50,864
Net Change in Cash and Cash Equivalents – Discontinued Operations	—	(849)
Net Change in Cash and Cash Equivalents	—	(2,007)
Cash and Cash Equivalents at Beginning of Period	—	2,007
Cash and Cash Equivalents at End of Period	$—	$—

17